Exhibit 10.10

MARKETO, INC.

MANAGEMENT RETENTION AGREEMENT

This Management Retention Agreement (the “Agreement”) is made and entered into by and between William Binch (the “Executive”) and Marketo, Inc. (the “Company”), effective as of the Effective Date.  Initially capitalized terms herein shall have the meanings set forth in Section 5 of this Agreement or in such other section as they are defined.

1.             Term of Agreement.  This Agreement will commence on the Effective Date and will remain in effect until July 24, 2013; provided, however that the term of this Agreement shall automatically be extended for one year following the one-year anniversary of the Effective Date and shall automatically be extended for one year on each anniversary of the Effective Date thereafter unless either party notifies the other in writing or by e-mail that the term shall not be extended, with such notice provided at least one month prior to the expiration of the term of this Agreement, including any extensions; provided, further, that if prior to the expiration of the term of this Agreement, the Company enters into a definitive agreement (a “Definitive Agreement”) with a third party (or third parties), the consummation of which would result in a Change in Control (as defined in this Agreement), then the term of this Agreement shall automatically be extended to twenty-four months following the resulting Change in Control, unless the Definitive Agreement terminates or is cancelled without resulting in a Change in Control, in which case such extension shall not be effective. Moreover, this Agreement shall survive the lapse of the term of this Agreement and shall be binding on both parties with respect to any termination of Executive’s employment that triggers severance benefits under Section 3 hereof that occurs prior to the lapsing of the term of this Agreement.

2.             At-Will Employment.  The Company and the Executive acknowledge that the Executive’s employment is and shall continue to be at-will, as defined under applicable law.  If the Executive’s employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided under this Agreement.

3.             Change in Control Severance Benefits.

(a)           Involuntary Termination Other than for Cause, Voluntary Termination for Good Reason During the Change in Control Period.  If, during the Change in Control Period, the Executive’s employment with the Company (i) is terminated involuntarily by the Company without Cause and other than pursuant to Executive’s death or Disability, or (ii) voluntarily by Executive for Good Reason, then subject to the Executive signing and not revoking a release of claims in favor of the Company substantially in the form attached as Exhibit A to this Agreement (a “Release”), the Company shall provide severance pay and benefits, subject to certain conditions, as follows:

(i)            Severance Payment.  The Executive shall be entitled to receive an immediate cash lump-sum severance payment equal to one-hundred percent of the Executive’s annual base salary (as in effect immediately prior to (A) the Change in Control, or (B) the Executive’s termination, whichever is greater) plus, an amount equal to the greater or (A) one-

hundred percent of the Executive’s annual target bonus or (B) one-hundred percent of the most recent annual bonus paid by the Company to Executive.

(ii)           Equity Compensation Acceleration.  One hundred percent of the shares subject Executive’s then outstanding stock options, stock appreciation rights, restricted stock units and other Company equity compensation awards, including performance-based vesting full-value awards where the payout is either a fixed number of shares or zero shares depending on whether the performance metric is obtained, shall immediately accelerate vesting.  With respect to performance-based vesting full-value awards in which the performance period has not been completed prior to the Executive’s termination date and where the number of shares earned is variable based upon the extent to which performance milestones are reached (i.e., where the number of shares earned based upon achieving performance milestones can be more than one positive number), each such award shall immediately accelerate vesting as to one hundred percent of the target performance level.  With respect to performance-based vesting full-value awards where the performance period has been completed prior to the Executive’s termination date and that remain subject to additional service-based vesting, such awards shall accelerate as to one hundred percent of the total shares earned by virtue of attaining the performance metrics during the performance period.  Any Company stock options and stock appreciation rights shall thereafter remain exercisable following the Executive’s employment termination for the period prescribed in the respective option and stock appreciation right agreements.

(iii)          Pay in Lieu of Continued Employee Benefits.  In lieu of continued employee benefits (other than as statutorily required, such as COBRA continuation coverage as required by law), Executive shall receive payments of three thousand dollars ($3,000) per month for twelve months from the date of employment termination in accordance with the payroll schedule applicable to active officers of the Company (subject to the timing provisions of Sections 3(g) and 8 of this Agreement).

(b)           Voluntary Resignation Other than for Good Reason, Termination for Cause; Termination due to Death or Disability within the Change in Control Period; Terminations Outside of Change in Control Period.  If the Executive’s employment with the Company terminates (i) voluntarily by the Executive other than for Good Reason during the Change in Control Period, (ii) for Cause by the Company during the Change in Control Period, (iii) pursuant to Executive’s death or Disability during the Change in Control period, or (iv) for any reason outside of the Change in Control Period, then the Executive shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(c)           Terminations Triggering Severance.  In the event severance benefits are triggered under Section 3 of this Agreement, Executive shall only receive severance payments and benefits under this Agreement and not pursuant to the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(d)           No Mitigation.  The Executive shall not be required to mitigate the amount of any severance payments or benefits provided for under this Agreement by seeking other employment nor shall any amounts to be received by the Executive under this Agreement be reduced by any other compensation earned.

(e)           Tax Withholding.  The Company shall be entitled to withhold from any payments made to Executive under this Section 3 any amounts required to be withheld by applicable federal, state or local tax law.

(f)            Release of Claims.  Receipt of the severance payments and vesting acceleration specified in Section 3(a) shall be contingent on Executive’s execution of the Release, and the lapse of any statutory period for revocation, and such Release becoming effective in accordance with its terms within fifty-two (52) days following Executive’s termination date.  Any severance payment or vesting acceleration to which Executive otherwise would have been entitled during such fifty-two (52) day period shall be paid or made by the Company in full on the fifty-third (53(d)) day following Executive’s employment termination date or such later date as is required to avoid the imposition of additional taxes under Internal Revenue Section 409A (“Section 409A”).

4.             Code Section 280G Best Results.  If any payment or benefit Executive would receive pursuant to this Agreement or otherwise, including accelerated vesting of any equity compensation (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; and (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced.

The Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder and perform the foregoing calculations.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive.

Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

5.             Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)           Beneficial Owner.  “Beneficial Owner” has the meaning set forth in Rule 13d-3 under the Exchange Act.

(b)           Cause.  “Cause” means (i) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) a deliberate material failure to comply with any of the Company’s written policies or rules; (iii) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (iv) gross misconduct; (v) following a Change in Control only, a continued failure to perform assigned duties after receiving written notification of such failure from the Board of Directors, provided that such duties are those customarily performed by a person holding the position that Executive holds immediately prior to the Change in Control of a corporation of similar size as the Company engaged in a similar line of business as the Company; or (vi) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested Executive’s cooperation

(c)           Change in Control.  “Change in Control” means the occurrence of any of the following events:

(i)            any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company other than securities acquired by virtue of the exercise of a conversion or similar privilege or right unless the security being so converted or pursuant to which such right was exercised was itself acquired directly from the Company) representing 50% or more of (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

(ii)           the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board (the “Incumbent Board”): individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, without limitation, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)          a merger or consolidation of the Company or any direct or indirect subsidiary of the Company is consummated with any other corporation, other than a merger or consolidation pursuant to which (A) the voting securities of the Company outstanding immediately prior to such merger or consolidation will continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the outstanding shares of common stock and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; (B) no Person will become the Beneficial Owner, directly or indirectly, of securities of the Company or such surviving entity or any parent thereof representing 50% or more of the outstanding shares of common stock or the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to such merger or consolidation); and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation (or any parent thereof) resulting from such merger or consolidation; or

(iv)          the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, (A) more than 50% of the outstanding shares of common stock and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of which (or of any parent of such entity) is owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; (B) in which (or in any parent of such entity) no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the outstanding shares of common stock resulting from such sale or disposition or the combined voting power of the outstanding voting securities entitled to vote :generally in the election of directors (except to the extent that such ownership existed prior to such sale or disposition); and (C) in which (or in any parent of such entity) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors.

(d)           Change in Control Period.  “Change in Control Period” means the period commencing three months prior to a Change in Control and ending twelve months after the Change in Control.

(e)           Disability.  “Disability” means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not, less than three (3) months under an accident and health plan covering Company employees.

(f)            Effective Date.  “Effective Date” means the date upon which the Company’s Board of Directors or a committee thereof approves the Company entering into this Agreement, which is August 28, 2012.

(g)           Exchange Act.  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h)           Good Reason.  “Good Reason” means, without the Executive’s consent, (a) a material reduction in the Executive’s level of responsibility and/or scope of authority, (b) a material reduction in base salary (other than a reduction generally applicable to executive officers of the Company and in generally the same proportion as for the optionee or purchaser), or (c) relocation of the Executive’s principal workplace by more than 35 miles.  For the purpose of clause (a) upon or after a Change in Control, a change in responsibility shall not be deemed to occur 1) solely because Executive is part of a larger organization, or 2) solely because of a change in title.  In addition, upon any such voluntary termination for Good Reason the Executive must provide written notice to the Company of the existence of the one or more of the above conditions within 60 days of its initial existence, the Company must be provided written or e-mailed notice with 30 days to remedy the condition and the resignation must be effective no later than 31 days following the provision of such written or e-mailed notice to the Company.

(i)            Person.  “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

6.             Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or other, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will of the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

7.             Notices.  All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successor at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Marketo, Inc.

901 Mariners Island Blvd.

San Mateo, CA 94404

Attn: General Counsel

If to Executive:

At the last residential address known to the Company

8.             Section 409A.

(a)           Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits payable under this Agreement will be considered due or payable until and unless Executive has a “separation from service” within the meaning of Section 409A.  Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s “separation from service” other than due to Executive’s death, then any severance benefits payable pursuant to this Agreement and any other severance payments or separation benefits, that in each case when considered together may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) and are otherwise due to Executive on or within the six (6) month period following Executive’s “separation from service” will accrue during such six (6) month period and will instead become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s “separation from service.”  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(b)           Notwithstanding anything to the contrary in this Agreement, if Executive dies following Executive’s “separation from service” but prior to the six (6) month anniversary of the date of Executive’s “separation from service,” then any Deferred Compensation Separation Benefits delayed in accordance with this Section will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death, but not later than ninety (90) days after the date of Executive’s death, and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(c)           It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Agreement will be interpreted to so comply.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive.

9.             Miscellaneous Provisions.

(a)           Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)           Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(c)           Entire Agreement.  This Agreement, the Proprietary Information and Inventions Agreement and Executive’s written equity compensation agreements with the Company constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof; provided, however, that this Agreement, while in effect, supersedes in its entirety the Company’s Change in Control Acceleration Policy with respect to Executive, including as to any equity awards made prior to the Effective Date.

(d)           Choice of Law.  This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(e)           Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Management Retention Agreement on the respective dates set forth below.

Marketo, Inc.

Dated: August 30, 2012	By	/s/ Kim Broadbeck

William Binch, an individual

Dated: August 30, 2012	/s/ William Binch

EXHIBIT A

MARKETO, INC.

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made by and between Marketo, Inc. (the “Company”) and William Binch (“Executive”).

WHEREAS, Executive has agreed to enter into a release of claims in favor of the Company upon certain events specified in the management retention agreement by and between Company and Executive (the “Management Retention Agreement”).

NOW THEREFORE, in consideration of the mutual promises made in this Agreement, the parties hereby agree as follows:

1.             Termination.  Executive’s employment from the Company terminated on                          (the “Termination Date”).

2.             Confidential Information.  Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Proprietary Information and Inventions Agreement.  Executive shall return all the Company property and confidential and proprietary information in Executive’s possession to the Company on the Effective Date of this Agreement.

3.             Payment of Salary.  Executive acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive.

4.             Release of Claims.  Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company.  Executive, on behalf of Executive, and Executive’s respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a)           any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

(b)           any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)           any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)           any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued under each such Act;

(e)           any and all claims for violation of the federal, or any state, constitution;

(f)            any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)           any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any severance obligations due Executive under the Management Retention Agreement.  Nothing in this Agreement waives Executive’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

5.             Acknowledgment of Waiver of Claims under ADEA.  Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.  Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled.  Executive further acknowledges that Executive has been advised by this writing that (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has at least twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period

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has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Executive signs this Agreement.

6.             Civil Code Section 1542.  Executive represents that Executive is not aware of any claims against the Company other than the claims that are released by this Agreement.  Executive acknowledges that Executive has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights Executive may have under such code section, as well as under any statute or common law principles of similar effect.

7.             No Pending or Future Lawsuits.  Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any other person or entity referred to in this Agreement.  Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

8.             Application for Employment.  Executive understands and agrees that, as a condition of this Agreement, Executive shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and Executive hereby waives any right, or alleged right, of employment or re-employment with the Company.

9.             No Cooperation.  Executive agrees that Executive will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

10.          No Admission of Liability.  Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims.  No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Executive or to any third party.

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11.          Costs.  The parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

12.          Authority.  Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement.

13.          No Representations.  Executive represents that Executive has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Neither party has relied upon any representations or statements made by the other party which are not specifically set forth in this Agreement.

14.          Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

15.          Entire Agreement.  This Agreement, along with the Proprietary Information and Inventions Agreement and Executive’s written equity compensation agreements with the Company, represents the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company.

16.          No Oral Modification.  This Agreement may only be amended in writing signed by Executive and the Chairman of the Board of Directors of the Company.

17.          Governing Law.  This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

18.          Effective Date.  This Agreement is effective eight (8) days after it has been signed by both parties.

19.          Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

20.          Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties to this Agreement, with the full intent of releasing all claims.  The parties acknowledge that:

(a)           They have read this Agreement;

(b)           They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)           They understand the terms and consequences of this Agreement and of the releases it contains;

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(d)           They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Marketo, Inc.

Dated: , 20	By

William Binch, an individual

Dated: , 20

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